Exhibit 10(j)
GE Aerospace US Executive Severance Plan
Amended as of the Effective Date
Section I.Purpose and Effective Date
The GE Aerospace US Executive Severance Plan (the “Plan”) provides severance benefits under specified conditions to Executives who experience a Qualifying Termination (and are notified in writing by the Participating Employer of such Qualifying Termination) on or after January 1, 2021. The Plan is an unfunded plan maintained primarily for the purpose of providing severance benefits to a select group of management and highly compensated employees of General Electric Company (“GE”) and Participating Affiliates. The Plan shall be interpreted and administered consistently with the intent to be a “top hat” plan that is not subject to various provisions of ERISA. All capitalized terms are defined below or in Section VII.
Section II.Qualifying Termination
A “Qualifying Termination” occurs when the Plan Administrator determines in its sole discretion that one of the following events occurred:
(a)The Executive’s position is being eliminated (and not replaced) and the Executive is not offered a Suitable Position;
(b)The Executive’s employment is being terminated in connection with a Participating Employer-initiated separation which is not for Cause and the Executive is not offered a Suitable Position; or
(c)The Executive receives written notice from the Participating Employer that the Executive’s position is being changed (for reasons other than Cause) in such a way that it would no longer be a Suitable Position, and the Executive terminates employment with the Company within 30 days following written notification of such change.
However, a Qualifying Termination shall not include a termination of employment for Cause or on account of voluntary resignation, death or disability.
A “Suitable Position” means either:
(a)a continued position with a successor employer in a business disposition or a third party in an outsourcing arrangement that provides a combined base salary and annual incentive award opportunity which is at least 80% of the Executive’s combined base salary and annual incentive award opportunity immediately prior to the Executive’s termination of employment with the Company (even if a different pay mix and/or other conditions and objectives apply to the role); or

(b)a position with the Company that:
(1)is within the same career band the Executive held immediately prior to the Executive’s termination of employment;
(2)is within 50 miles of the Executive’s official job location (as assigned by the Participating Employer) immediately prior to the Executive’s termination of employment; and
(3)would not result in more than a 20% decrease in the Executive’s combined base salary and annual incentive award opportunity compared to the Executive’s combined base salary and annual incentive award opportunity immediately prior to the Executive’s termination of employment.
Section III.Additional Conditions
Any benefit under this Plan shall be conferred via a separation agreement executed by the Executive, and shall be contingent upon the Executive signing, not revoking, and complying with the terms of such agreement which will include a release and waiver of claims (the “Release”) and which may include, among other things and where legally permissible, confidentiality, cooperation, non-competition, non-solicitation and/or non-disparagement requirements. If the separation agreement (including the Release) is not executed in a form acceptable to the Plan Sponsor by the deadline established by the Plan Sponsor (which shall be no later than 45 days following the effective date of the Qualifying Termination), or is revoked or breached, no benefit shall be payable under the Plan. To the extent the express terms of a separation agreement conflict with the terms of this Plan, the terms of this Plan shall prevail. For the avoidance of doubt, silence in the separation agreement shall not constitute a conflict with the Plan terms.
If the Plan Administrator determines in its sole discretion that an Executive has engaged in conduct that (a) constitutes a breach of the separation agreement (including the Release), (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or (c) occurred prior to the Qualifying Termination and would give rise to a termination for Cause (regardless of whether such conduct is discovered before, during or after the Qualifying Termination), the Executive shall forfeit the right to any unpaid benefit under this Plan and may be required to repay any amounts previously paid under the Plan to the extent recovery is permitted by law.
This remedy is not exclusive and shall not limit any right of the Company under applicable law, including (but not limited to) a remedy under (a) Section 10D of the Securities Exchange Act of 1934, as amended, (b) any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and/or (c) any Company policy adopted with respect to compensation recoupment.

Section IV.Amount and Form of Payment
An Executive who meets the requirements of Sections I, II and III shall be paid a lump sum within 60 days following the effective date of the Qualifying Termination equal to:
(a)6 months of Base Salary if the Executive is an Executive Band Employee immediately prior to the Qualifying Termination;
(b)9 months of Base Salary if the Executive is an Executive Director or Senior Executive Director immediately prior to the Qualifying Termination;
(c)12 months of Base Salary if the Executive is a Vice President or Group Vice President immediately prior to the Qualifying Termination; or
(d)18 months of Base Salary if the Executive is a (i) Vice President or Group Vice President reporting directly to the Chief Executive Officer of GE or (ii) a Senior Vice President (and above), in each case immediately prior to the Qualifying Termination.
The above classifications are determined by GE based on its career bands, and not those assigned by an Affiliate.
The lump sum payment pursuant to this Section IV shall be subject to applicable withholdings and deductions, as well as the offsets described in Section VI.
Section V.Outplacement Services
An Executive who meets the requirements of Sections I, II and III shall also be eligible for outplacement services through a nationally recognized outplacement firm selected by the Plan Sponsor. To receive these outplacement services, the Executive must enroll in such services in accordance with procedures established by the Plan Sponsor and within 30 days following the effective date of the Qualifying Termination. Executives who enroll shall receive outplacement services for the number of months of Base Salary paid pursuant to Section IV; provided, however, that such services shall cease upon the Executive obtaining subsequent employment. Executives are required to notify the Participating Employer immediately upon obtaining subsequent employment.
Section VI.Offset and Rehire Rules
To the extent the Executive is vested in a GE Supplementary Pension, Executive Retirement Benefit or equivalent payments, the amount of any lump sum payment described in Section IV shall be reduced by the Executive’s estimated monthly benefit payable during the same number of months following the Qualifying Termination that apply under Section IV. For this purpose, the Executive’s estimated monthly benefit is determined (a) during the week prior to the Executive’s written notification of the Qualifying Termination, (b) applying the five-year certain benefit for GE Supplementary

Pension and 1/12th of the annual Executive Retirement Benefit, and (c) disregarding any delay required by Section 409A of the Code.
In addition, the Special Early Retirement Option Offset required by the GE Aerospace Pension Plan shall apply to the extent the Executive qualifies for and elects the Special Early Retirement Option or Plant Closing Pension Option under the GE Aerospace Pension Plan.
In the event the Executive is rehired by the Company before the period of time for which Base Salary was paid under Section IV has expired, the Executive shall repay the portion of the lump sum attributable to the period of time during which the Executive is reemployed in accordance with procedures established by the Plan Administrator.
Section VII.Definitions
(a)“Affiliate” means any company or business entity under the direct or indirect control of GE and any company or business entity in which GE has a 50% or more interest, whether or not a Participating Affiliate.
(b)“Base Salary” means an Executive’s salary rate (excluding bonuses, commissions or other compensation) in effect immediately prior to the Qualifying Termination.
(c)“Cause” means, as determined in the sole discretion of the Plan Administrator, an Executive’s:
(1)breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or breach of a material term of any other agreement between the Executive and the Company;
(2)engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company;
(3)commission of an act of dishonesty, fraud, embezzlement or theft;
(4)conviction of, or plea of guilty or no contest to, a felony or crime involving moral turpitude; or
(5)failure to comply with the Company’s policies and procedures, including but not limited to The Spirit and Letter.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Company” means GE or any Affiliate.

(f)“Effective Date” means the effective date of the spin-off of GE Vernova LLC (or its successor) and its affiliates as an independent public company.
(g)“Executive” means an Employee who is (1) assigned by GE to the GE executive or higher career band and (2) not covered by an employment or other agreement with the Company that provides other severance or similar benefits. An Executive shall not be eligible for severance or similar benefits under the GE Layoff Benefit Plan for Salaried Employees, the General Electric Capital US Holdings, Inc. Layoff Benefit Plan for US Based Employees, the GE Layoff Benefit Plan for Certain GE Affiliates or any other plan or program sponsored by the Company that provides for severance or similar benefits.
(h)“Employee” means a common law U.S. employee of the Participating Employer (including such an employee on a bona fide leave of absence). If the Plan Administrator or a Participating Employer determines that an individual is not an “employee,” the individual will not be eligible to participate in the Plan, regardless of whether the determination is subsequently upheld by a court or tax or regulatory authority having jurisdiction over such matters or whether the individual is subsequently treated or classified as an employee for certain specified purposes. Any change to an individual’s status by reason of such reclassification or subsequent treatment will apply prospectively only.
(i)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(j)“Participating Affiliate” means an Affiliate whose participation in the Plan is approved by the GE Pension Board, whose members are appointed by the Board of Directors of GE. As of January 1, 2021, all Affiliates that participate in the GE Layoff Benefit Plan for Salaried Employees, the General Electric Capital US Holdings, Inc. Layoff Benefit Plan for U.S. Based Employees or the GE Layoff Benefit Plan for Certain GE Affiliates shall be Participating Affiliates.
(k)“Participating Employer” means GE or a Participating Affiliate.
(l)“Plan Administrator” means the GE Pension Board committee designated by the Board of Directors of GE, or its designee or delegate.
(m)“Plan Sponsor” means General Electric Company (“GE”).
(n)“Special Early Retirement Option Offset” shall have the meaning set forth in the GE Aerospace Pension Plan.
Section VIII.Other
(a)Payments made under this Plan shall not be treated as eligible “compensation” for purposes of the GE Retirement Savings Plan, the GE Aerospace Pension Plan, or any other retirement, savings or similar plan of the Company.

(b)If the Company determines that an Executive is indebted to it on the effective date of the Qualifying Termination, including by reason of breaching a commitment to the Company, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness, as determined by the Plan Administrator. Such offset will be made in accordance with all applicable laws (including the intent not to trigger taxes under Section 409A of the Code).
(c)No amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind (except as described in subsection (b) above). Any attempt to alienate, sell, transfer, assign, pledge, commute, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey any such benefit, whether presently or subsequently payable, shall be void. Except as required by law or as described in Section XI, no benefit payable under this Plan shall, prior to actual payment, in any manner be subject to seizure, garnishment, attachment, execution, sequestration or other legal process for the payment of any debts, judgments, alimony, separate maintenance or liability of any Executive, or be transferrable by operation of law in the event of an Executive’s or any other person’s bankruptcy or insolvency.
(d)The Plan Administrator is authorized to comply with any court order in any action in which the Plan or the Plan Administrator has been named as a party, including any action involving a determination of the rights or interests in an Employee’s benefits under the Plan.
(e)This Plan does not provide any individual a right to continue employment with the Company, nor does it affect the Company’s right to terminate the employment of any individual at any time for any reason with or without Cause.
(f)Except to the extent preempted by ERISA or otherwise governed by federal law, the laws of the State of New York shall govern the construction and interpretation of the Plan, without regard to conflicts of law provisions therein.
(g)Benefits provided under this Plan are unfunded and unsecured obligations of the Participating Employer payable from its general assets.
(h)Each Executive shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payment of benefits hereunder.
(i)This Plan contains a complete statement of its terms. The Plan may be amended, suspended or terminated only in writing and then only as provided in Section IX. The legal or equitable rights or interests of any person in this Plan, and the Participating Employer’s obligations or liabilities therefor, shall be exclusively determined by the express provisions of the Plan.

(j)If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan, each of which shall remain in full force and effect.
(k)If a severance benefit is paid to an Executive and the Company or Plan Administrator determines that all or part of such payment was not owed under the terms of the Plan, the Company reserves the right to recover such payment, including deducting such amounts from any sums due the Executive.
Section IX.Amendment or Termination
The Plan may be amended or terminated by the Board of Directors of GE or its designee, at any time and for any reason, in its sole discretion and with the result that benefits under the Plan may be changed or discontinued, retroactively or prospectively.
Section X.Administration
Except as otherwise expressly provided in the Plan, the management and control of the operation and administration of the Plan shall be vested in the Plan Administrator. The Plan Administrator has sole discretion to make all determinations with respect to eligibility and benefits under the Plan and such determinations shall be final and binding.
No liability shall attach to or be incurred by the stockholders, officers, directors or employees of the Company, in whatever capacity, under or by reason of the terms, conditions or agreements contained in the Plan or any law, rule or regulation, or for acts or decisions taken or omitted by any of them thereunder.
The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit. In accordance with its charter, the Plan Administrator may also delegate to other persons or other entities any or all of its authority, responsibilities, obligations and duties with respect to the Plan. If the Company, Plan Administrator, or other plan fiduciary (an “Advisee”) engages attorneys, accountants, actuaries, consultants, and other service providers (an “Advisor”) to advise them on issues related to a Plan or the Advisee’s responsibilities under the Plan:
(a)The Advisor’s client is the Advisee and not any employee, participant, dependent, beneficiary, claimant, or other person;
(b)The Advisee will be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with the Advisor, and all other rights to maintain confidentiality, to the full extent permitted by law; and
(c)No employee, participant, dependent, beneficiary, claimant or other person will be permitted to review any communication between the Advisee and any of the

Advisee’s Advisors with respect to whom a privilege applies, unless mandated by a court order.
Section XI.Taxation and Section 409A
All payments and benefits under the Plan are subject to all applicable deductions and withholdings, including obligations to withhold federal, state and local income and employment taxes. Each recipient of benefits under the Plan (and not the Company) shall be solely responsible for the recipient’s own tax liability with respect to such benefits (including imputed income), without regard to the amount withheld or reported to the Internal Revenue Service. The amount withheld shall be determined by the Company. Nothing in this Plan shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A of the Code) from any Executive or an Executive’s spouse, beneficiary, or estate to any other individual or entity.
The Plan shall be construed and administered consistently with the intent that payments under the Plan be exempt from the requirements of Section 409A of the Code (“Section 409A”) (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treas. Reg. § 1.409A-1(b)(9) and/or another exemption). To the extent Section 409A applies, the Plan shall be construed and administered consistently with the requirements thereof to avoid taxes thereunder.
Consistent therewith, where the Plan specifies a window during which a payment may be made, the payment date within such window shall be determined by the Plan Sponsor in its sole discretion. Furthermore, any installment in any series of payments shall be treated as a separate payment.
To the extent that Section 409A applies:
(a)Payment of the lump sum benefit described in Section IV shall occur on the 60th day following the Executive’s Qualifying Termination;
(b)The effective date of an Executive’s Qualifying Termination shall be the date the Executive actually incurs a “separation from service” within the meaning of Section 409A and the regulations and other guidance issued thereunder, as determined by the Plan Administrator;
(c)If, upon separation from service, an Executive is a “specified employee” within the meaning of Section 409A, any payment under this Plan that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service; and

(d)If the period during which an Executive has discretion to execute or revoke the separation agreement (including the Release) described in Section III straddles two calendar years, the Plan Sponsor shall make payments conditioned on execution of such separation agreement no earlier than January 1st of the second calendar year, regardless of which year the separation agreement becomes effective.
Section XII.Claims and Appeals
The provisions of this Section XII shall apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred. Any such claim shall be addressed through the claims and appeals process described in the handbook summary for this Plan, and no such claim may be filed in court, arbitration, or similar proceeding before the claimant has exhausted that process. Such process is intended to comply with Section 503 of ERISA and shall be administered and interpreted in a manner consistent with such intent.
The claims administrator shall be the GE Pension Board, a committee whose members are appointed by the Board of Directors, or its designee or delegate.
Section XIII.Limitations Period
(a)Any claim (1) for benefits; (2) to enforce rights under the Plan; or (3) otherwise seeking a remedy or judgment of any kind against the Plan, the Plan Administrator or the Company must be filed within the limitations period prescribed by this Section XIII (and subsequent to exhaustion as described in Section XII).
(b)The limitations period shall begin on the following date:
(1)For a claim for benefits, the earliest of: (i) the date the first benefit payment was actually made or allegedly due, or (ii) the date the Plan, the Plan Administrator or the Company first repudiated the alleged obligation to provide such benefits, regardless of whether such repudiation occurred during administrative review pursuant to Section XII. A repudiation described in clause (ii) may be made in the form of a direct communication to the employee or a more general oral or written communication related to benefits payable under the Plan (for example, a summary of the Plan or an amendment to the Plan);
(2)For a claim to enforce an alleged right under the Plan (other than a right to benefits), the date the Plan first denied the request made on behalf of the employee to exercise such right, regardless of whether such denial occurred during administrative review pursuant to Section XII; or

(3)For any claim otherwise seeking a remedy or judgment of any kind against the Plan, the Plan Administrator or the Company, the earliest date on which the employee knew or should have known of the material facts on which such claim or action is based, regardless of whether the employee was aware of the legal theory underlying the claim.
(c)The limitations period shall end on the first anniversary of the beginning date described in Section XIII(b); provided, however, that if a request for administrative review pursuant to Section XII is pending at such time, the limitations period shall be extended to end on the date that is 60 days after the final denial of such claim on administrative review.
(d)The limitations period described in this Section XIII replaces and supersedes any limitations period that otherwise might be deemed applicable under state or federal law in the absence of this Section XIII. A claim filed after the expiration of the limitations period shall be deemed time-barred, except that the Plan Administrator shall have discretion to extend the limitations period upon a showing of exceptional circumstances that, in the opinion of the Plan Administrator, provide good cause for an extension. The exercise of this discretion is committed solely to the Plan Administrator and is not subject to review.
(e)In the event of any claim brought by or on behalf of two or more employees, the requirements of this Section XIII shall apply separately with respect to each employee.